Exhibit 10.1
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

JOINT VENTURE AGREEMENT
THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made as of May 19, 2022 (the “Effective Date”) between Crystal Lake Developments Limited, a company incorporated under the laws of the British Virgin Islands (“Crystal Lake”), Pioneer Idea Holdings Limited, a company organized under the laws of the British Virgin Islands (“Pioneer Idea”), Hong Kong Taikuk (China) Group Ltd, a company organized under the laws of Hong Kong (“Taikuk”), and ChromaDex Corporation (“CDXC”), a company organized under the laws of Delaware. Each of Crystal Lake, Pioneer Idea, Taikuk and CDXC are hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, CDXC currently holds ChromaDex Asia Limited, a Hong Kong limited company (“ChromaDex Asia”), as a wholly owned subsidiary.
WHEREAS, the Parties have agreed to establish ChromaDex Asia as a joint venture company (hereinafter referred to as the “Joint Venture”), in which CDXC or any of its Affiliates will hold a majority shareholding (initially 71%), Crystal Lake will hold a minority shareholding (initially 10.8%), Pioneer Idea will hold a minority shareholding (initially 7.2%) and Taikuk will hold a minority non-voting shareholding (initially 11%);
WHEREAS, the Parties intend the Joint Venture to engage in activities to (i) obtain all applicable regulatory approvals required to commercialize the Products in the Territory, including “Blue Hat” or health food registration with the PRC State Administration for Market Regulation for Products in the name of CDXC or its designee (“Blue Hat Registration”) in China for all of CDXC’s current and future proprietary products containing nicotinamide riboside by CDXC, which may include Tru Niagen® in formulations equivalent to a 100mg – 500mg dosage (collectively, the “Product(s)”); (ii) enter into a non-exclusive distribution agreement with China National Pharmaceutical Group Co., Ltd. (“Sinopharm”) relating to the commercialization of the Products in the Territory (as defined below) (the “Sinopharm Distribution Agreement”); and (iii) after the Joint Venture has obtained such Blue Hat Registration, to market, sell and distribute the Products in the Territory pursuant to the Sinopharm Distribution Agreement (collectively, the “JV Purpose”); and
WHEREAS the Parties shall at the Closing make the necessary amendments to and/or restatements of the governing documents of ChromaDex Asia to establish the Joint Venture consistent with the terms of this Agreement, and enter into agreements regarding the shareholders’ rights and obligations, the business scope and governance of the Joint Venture, the marketing, supply and distribution of the Products and other commercial terms (collectively, the “Operating Agreements”), the terms and conditions to be mutually agreed upon between the Parties.
WHEREAS, CDXC intends to enter into a distribution agreement with Sinopharm (the “Cross Border Agreement”) relating to the commercialization of the Products on Sinopharm’s cross border platform.
NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I.
DEFINITIONS
1.1Definitions.
For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
“Affiliate” means, with respect to any person or entity, any other person Controlling, Controlled by or under common Control with such person or entity, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person or entity. For purposes of this Agreement, Crystal Lake, Pioneer Idea and their respective shareholders, beneficial owners and Affiliates shall all be deemed Affiliates of one another. No Party or its Affiliates shall by reason of this Agreement be deemed to be an Affiliate of any other Party or its Affiliates. The term “Affiliated” shall have a corresponding meaning.
“Anti-corruption Law” means laws, regulations, directives and statutes, in each case, relating to anti-bribery or anticorruption, which apply to the business and dealings of the JV, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official to obtain a business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery of 2010, as amended and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“CDXC Net Revenue” means the amounts actually received by CDXC from the use, sale, licensing, sublicensing, support, manufacture, supply or other disposition of the Products after deductions as agreed to in the Cross Border Agreement.
“CDXC Technology” means all Inventions and trademarks relating to the Products controlled by CDXC or its Affiliates as of the Closing Date and during the term of this Agreement including all Intellectual Property Rights therein. The CDXC Technology as of the date of this Agreement shall be as set forth in Annex II.
“Control” (and the derivative terms “Controlling” and “Controlled”) means the direct or indirect ownership of more than 50% of the equity securities or other ownership interests or voting rights of, or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.
“Intellectual Property Rights” means all United States and foreign past, present, and future rights of the following types, whether registered and unregistered, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, applications for copyright registration, design rights, and moral rights, (b) rights in trade secrets, trade dress, color combinations, package or label designs including font type, methods, know how, formulas (including “one off” variants), Confidential Information, and know-how (including any techniques, specifications, designs, processes, practical knowledge and skills, or other similar information), (c) patents, patent applications (including reissues, reexaminations, continuations, and continuations-in-part), and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing, (d) data rights, (e) all other intellectual rights or proprietary rights throughout the world, (f) registered or unregistered trademarks and registered or unregistered service marks , and (g)

all past, present and future claims and causes of action arising out of or related to infringement, misappropriation or other violation of any of the foregoing.
“Invention” means any and all designs, data, information, inventions, improvements, development, know-how, discoveries (whether patentable or not), processes, software, and devices developed by or on behalf of a party.
“Joint Venture Net Revenue” means the amounts actually received by Joint Venture from the use, sale, licensing, sublicensing, support, manufacture, supply or other disposition of the Products after the deductions set forth below: sales returns and allowances actually paid, granted or accrued, quantity and cash discounts for price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes), and charges for packing, freight, shipping and insurance. Joint Venture Net Revenue will be calculated consistent with its ordinary practice and in accordance with International Financial Reporting Standards.
“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
“Territory” means mainland China and its territories, and, for the avoidance of doubt, does not mean Hong Kong, Macau and Taiwan.
“Subsidiary” of an entity means any entity of which common stock or other equity securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such entity.
“U.S. Trade Controls” means any laws and regulations administered and maintained by the United States Government and any agency thereof pertaining to economic sanctions and export controls, including, without limitation, the U.S. Department of Commerce’s Export Administration Regulations and the various economic sanctions programs promulgated by OFAC.
ARTICLE II.
ESTABLISHMENT OF THE JOINT VENTURE
2.1Formation of the Joint Venture.
As soon as practicable after the execution of this Agreement, each of the Parties shall use commercially reasonable efforts to draft, negotiate and enter into the Operating Agreements on terms consistent with the terms of this Agreement.
2.2The Closing.
The closing of the establishment and initial financing of the Joint Venture (the “Closing”) shall take place on July 31, 2022 or on a different date to be mutually agreed upon by the Parties, but in any event no later than September 30, 2022 (the “Closing Date”). The following events shall be conditions precedent to the Closing:
i)The Parties shall have entered into a shareholders agreement reflecting the ownership terms and respective rights, duties and obligations of each shareholder of the Joint Venture consistent with this Agreement and satisfactory to the Parties;

ii)The Parties shall have received and be reasonably satisfied with a written analysis of applicable taxes of the Joint Venture prepared by a qualified third party tax advisor;
iii)The amendments to and/or restatements of ChromaDex Asia’s governing documents shall be completed on terms consistent with this Agreement and satisfactory to the Parties and shall have been filed with the appropriate government authorities;
iv)CDXC and each of Crystal Lake and Pioneer Idea shall have agreed upon an initial business plan; and
v)CDXC and each of Crystal Lake and Pioneer Idea shall have received and shall be reasonably satisfied with a memorandum from CDXC’s legal counsel summarizing “Blue Hat” product registration process, specifically, applicant entity, process and assignability of the Blue Hat Registration.
Further, as a condition precedent to Closing, CDXC shall request and obtain the necessary approvals from its Board of Directors or appropriate committee, as determined by CDXC in its sole discretion and may also secure a third party independent fairness opinion.
On the Closing Date:
(b)CDXC or any of its Affiliates (“CDXC Designee”) shall enter into a license agreement with the Joint Venture reflecting the terms set forth in this Agreement, the key supply terms and other customary terms mutually agreed between CDXC and each of Crystal Lake and Pioneer Idea (the “License Agreement”), and shall own an 71% interest in the Joint Venture as consideration; and
(c)Crystal Lake shall subscribe and the Joint Venture shall issue such number of shares representing 10.8% of the enlarged issued share capital of the Joint Venture at an aggregate subscription price of US$1,800,000 payable in cash at the Closing (such consideration, the “Crystal Lake JV Funding Amount”).
(d)Pioneer Idea shall subscribe and the Joint Venture shall issue such number of shares representing 7.2% of the enlarged issued share capital of the Joint Venture at an aggregate subscription price of US$1,200,000 payable in cash at the Closing (such consideration, the “Pioneer Idea JV Funding Amount”).
(e)In consideration of Taikuk introducing the Parties, arranging the transactions contemplated by this Agreement and for Taikuk’s other obligations as set forth in this Agreement or any ancillary agreement, (i) Taikuk shall own a 5% non-voting interest in the Joint Venture at the Closing and (ii) CDXC shall make a payment of US$1,000,000 in cash at the Closing to Taikuk; provided, however, that if such Blue Hat Registration is not completed during the Registration Period (as defined below), Taikuk agrees that the Joint Venture shall have the irrevocable, exclusive option to repurchase for cancellation such 5% interest in the Joint Venture held by Taikuk for an aggregate purchase price of US$1.00 in cash to be exercised within sixty (60) days of the end of the Registration Period.
(f)Taikuk shall purchase a 6% non-voting interest in the Joint Venture for consideration of US$1,000,000 in cash at the Closing; provided, however, that if such Blue Hat Registration is not completed during the Registration Period (as defined below), Taikuk agrees that the Joint Venture shall have the irrevocable, exclusive option to repurchase for cancellation such 6% interest in the Joint Venture held by Taikuk for an aggregate purchase price of US$1.00 in cash to be exercised within sixty (60) days of the end of the Registration Period.
2.3Registration Period.
(a)CDXC shall make a payment of US$1,000,000 in cash to Taikuk upon completion of Blue Hat Registration of the Product in China, allowing the Joint Venture to market, sell and distribute the Product in the Territory; provided, however, that such Blue Hat Registration shall be completed within 24 months following the Closing, which may be extended by 12 months upon the written consent of the Parties (such period, the “Registration Period”).
(b)If (i) Blue Hat Registration is not completed during the Registration Period or (ii) the License Agreement and the supply agreement to be entered into between CDXC and the Joint Venture are terminated, each Party will have the right to cause the Joint Venture to promptly make a pro rata payment of remaining cash on hand in the Joint Venture as follows: (i) to Crystal Lake and Pioneer Idea equally, up to US$1,800,000 in cash to Crystal Lake and up to US$1,200,000 in cash to Pioneer Idea and (ii) the remaining cash on hand to CDXC and the other Parties shall take the necessary action to facilitate such distribution. Following such distributions, the Parties shall use their commercially reasonable efforts to terminate and dissolve the Joint Venture as soon as reasonably practicable.
2.4Taikuk Royalties.
(a)In the event that Joint Venture and Sinopharm enter into the Sinopharm Distribution Agreement relating to the commercialization of the Product in the Territory, Taikuk shall be entitled to receive non-refundable royalties for all sales of the Product from Joint Venture to Sinopharm in the Territory equal to [***] of Joint Venture Net Revenue. Pursuant to the Sinopharm Distribution Agreement, Joint Venture shall pay such royalties accrued on a quarterly basis within sixty (60) days after the end of each Joint Venture fiscal quarter beginning with the quarter in which Joint Ventures realizes Joint Venture Net Revenue from the Sinopharm Distribution Agreement.
(b)In the event that CDXC and Sinopharm enter into the Cross Border Distribution Agreement, CDXC shall pay Taikuk non-refundable royalties for all sales of the Product from CDXC to Sinopharm equal to [***] of CDXC Net Revenue. Pursuant to the Cross Border Agreement, CDXC shall pay such royalties accrued on a quarterly basis within sixty (60) days after the end of each CDXC fiscal quarter beginning with the quarter in which CDXC realizes CDXC Net Revenue. The Parties agree that upon completion of Blue Hat Registration of the Products in China, CDXC shall assign the Cross Border Agreement and the transactions contemplated thereunder to the Joint Venture without additional consideration.

2.5Preferential Payment to Crystal Lake and Pioneer Idea. In the event of (i) any voluntary or involuntary liquidation, dissolution or winding up of the Joint Venture, (ii) a merger or consolidation in which the Joint Venture or its subsidiary is a constituent party and the Joint Venture issues membership interest pursuant to such merger or consolidation other than a merger or consolidation in which the voting interest or securities of the Joint Venture immediately prior thereto continue to represent at least 50% of the total voting power represented by such voting interest of the Joint Venture or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Joint Venture or any subsidiary of the Joint Venture of all or substantially all of the assets of the Joint Venture and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Joint Venture (collectively, a “Liquidation Event”), unless Crystal Lake and Pioneer Idea elect otherwise, before any payment of any amounts in such Liquidation Event is paid to such other members of the Joint Venture, the Parties agree to use any and all rights that such Parties have in the Joint Venture to cause the Joint Venture to pay Crystal Lake and Pioneer Idea out of the assets available for distribution to the Joint Venture’s members an respective amount equal to the Crystal Lake JV Funding Amount and Pioneer Idea JV Funding Amount (the “Liquidation Preference”). The Parties agree that only after the Liquidation Preference is fully paid to Crystal Lake and Pioneer Idea will the Joint Venture’s other members receive any payment as a result of such Liquidation Event. Notwithstanding the foregoing, in the event of any Liquidation Event, after the payment of the Liquidation Preference, Crystal Lake and Pioneer Idea shall also be entitled to participate in the distribution of the remaining assets of the Joint Venture available for distribution to the Joint Venture’s members pro rata in accordance with each member’s ownership interest.
ARTICLE III.
ACTIVITIES OF THE JOINT VENTURE
3.1Business of the Joint Venture.
Initially, the Joint Venture will be engaged in efforts to obtain Blue Hat Approval and enter into the Sinopharm Distribution Agreement. After the Joint Venture obtains Blue Hat Approval, the business of the Joint Venture is to market, sell and distribute Products in the Territory (the “Business”).
3.2Formation of Joint Venture Subsidiaries.
The Joint Venture may operate the Business directly or through local operating corporations, partnerships, associations, joint ventures or similar entities or arrangements, each serving one or more regions in the Territory, as shall be organized or established by the Joint Venture (each a “Local Entity”).
3.3Business Plan.
The Joint Venture shall operate generally to achieve the goals of the Joint Venture’s strategic business plan (the “Business Plan”), which shall initially be the business plan set forth on Annex I to be jointly developed by the Parties and may be reviewed and amended by the Board from time to time. The Business Plan may include such matters as the Board determines, including without limitation, (i) regulatory approval strategy and associated costs, (ii) marketing strategy, (iii) product and technology strategy, (iv) intellectual property strategy, (v) target customers, (vi) capital requirements, (vii) manufacturing facilities and sites, and (viii) detailed budget.

ARTICLE IV.
MANAGEMENT OF THE JOINT VENTURE
4.1Board of Directors.
The Joint Venture shall be governed by a Board of Directors (the “Board”) consisting of 5 directors. CDXC shall have the right to elect 3 of the directors (regardless of its ownership interest in the Joint Venture), and Pioneer Idea shall have the right to elect 2 of the directors (regardless of its ownership interest in the Joint Venture). Upon the mutual written agreement by CDXC and Pioneer Idea, the number of directors on the Board may be increased or decreased and the composition of the Board, including CDXC’s and Pioneer Idea’s right to elect directors, may be changed.
4.2Meetings of the Board.
The Board shall meet at least once per quarter either in person, virtually or as required by the applicable laws of The Cayman Islands.
4.3Reports to the Board.
The following transactions shall be reported to the Board, at least on a quarterly basis:
(a)any agreement, arrangement or understanding between the Joint Venture or its Subsidiary and any Party or any Affiliate of any Party;
(b)any capital expenditure exceeding US$100,000; and
(c)licensing to any third party any Intellectual Property Rights or Trademark Rights of the Joint Venture.
4.4Matters Requiring Unanimous Approval.
At meetings of directors, each director has one vote. In order to protect the financial interest of minority equity holders, the unanimous vote of the Board shall be required to approve the following matters relating to the Joint Venture and its Subsidiaries:
(a)establish, change or modify the JV Purpose or the Business;
(b)adopt, amend or terminate the organizational documents of the Joint Venture or any of its Subsidiaries;
(c)enter into, amend, terminate, or approve any agreement, arrangement, understanding, or transaction between the Joint Venture, its Subsidiary and any Party or its Affiliate and/or any related parties of the Joint Venture and its Subsidiaries including their directors and officers
(d)provide the express prior written consent of the Board required under Section 6.2 (Non-Competition);
(e)acquire or invest in any shares, assets, business or business division or formation of a new subsidiary where the aggregate value of such acquisition or investment is in excess of USD500,000;
(f)enter into, modify or terminate any joint ventures between the Joint Venture or any of its Subsidiaries and the other party;

(g)sell or divest a business of the Joint Venture or any of its Subsidiaries or merge or consolidate with any other entity where the aggregate value of such is in excess of USD 500,000;
(h)effect a Liquidation Event;
(i)declare or pay any dividend or distributions to the Parties or repurchase any equity of the Parties (except as required by this Agreement);
(j)admit new members to the Joint Venture;
(k)any transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Joint Venture or any of its Subsidiaries issues and sells interests in the Joint Venture or any of its Subsidiaries;
(l)incur indebtedness or provide guarantees or indemnities to secure the foregoing indebtedness in excess of USD 500,000;
(m)enter into transactions or material expenditures whose aggregate value is in excess of USD 500,000, including, without limitation, contractual arrangements with contract manufacturers and/or service providers for clinical trials and related services;
(n)modify or replace any share option or equity compensation plan, or increase the number of shares available for issuance upon the grant of options, warrants or rights pursuant to such plan; liquidate, dissolve, wind up or file voluntary bankruptcy proceedings with respect to the Joint Venture or any of its Subsidiaries; or
(o)effect public listing of the Joint Venture or its Subsidiaries.
4.5Officers.
Subject to Section 4.4, the Joint Venture’s Chief Executive Officer will be authorized to make decisions regarding the day-to-day operations of the Joint Venture without Board approval, including matters customarily considered in the ordinary course of business. The Board shall appoint the management team of the Joint Venture, including a Chief Executive Officer and a Chief Financial Officer. The Chief Executive Officer shall also be appointed as the legal representative of the Joint Venture. The duties of the Chief Executive Officer and the Chief Financial Officer shall be as outlined in the Business Plan.
4.6Profits
Cash dividends will be declared by the Board at its discretion, subject to giving priority to reinvestment and dedicated financial reserves, and will be allocated according to ownership percentage subject to any withholding or any other tax under any applicable laws and regulations. Cash distributions upon termination or liquidation of the Joint Venture will be allocated according to Section 2.5.
4.7Anti-Dilution Rights. Notwithstanding anything contrary in this Agreement, in the event of any future issuance of the Joint Venture’s equity or equity-based securities (other than pre-approved compensatory equity awards), CDXC shall have the option to purchase additional interests in the Joint Venture at the pre-money valuation at the time of the Joint Venture formation to maintain up to 51% ownership; provided, however, that CDXC’s right to purchase such additional interests shall terminate immediately after the closing of the first equity financing round of the Joint Venture following the date on which Blue Hat Registration is obtained.

4.8Books and Records. The Joint Venture shall, and shall require that each Subsidiary shall, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets, which comply with applicable laws in relation to such record keeping requirements and devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization and are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and practices applicable to the Joint Venture to maintain accountability of such assets. The Parties agree that (i) management accounts shall be prepared and delivered to the Parties on a monthly basis, (ii) financial statements, including a balance sheet, income statement and cash flow statement, of the Joint Venture and any Joint Venture Subsidiaries shall be prepared within 120 days after the close of each financial year in accordance with agreed accounting principles, and audited by a recognized accounting firm, including to ensure that CDXC can comply with its reporting obligations as a publicly-traded company in the United States of America and (iii) the Joint Venture and any Joint Venture Subsidiaries shall provide timely, accurate and complete responses to requests for any records or information related to the Joint Venture or any Joint Venture Subsidiary.
ARTICLE V.
INTELLECTUAL PROPERTY
5.1Ownership of CDXC Technology. The Parties acknowledge and agree that (a) all CDXC Technology shall be solely owned by CDXC, and (b) any Inventions, including the Intellectual Property Rights therein, developed, created, conceived or reduced to practice by the Joint Venture that incorporates, combines, includes, embodies, contains, is based upon, or otherwise relates to CDXC Technology or any other Inventions, and Intellectual Property Rights therein, provided by CDXC to the Joint Venture in connection with this Agreement shall be exclusively owned by CDXC.
5.2License to Joint Venture. Subject to the terms and conditions of this Agreement and any other existing commitments set forth in Annex III and the Cross Border Agreement, CDXC hereby grants the Joint Venture and its Subsidiaries an exclusive, irrevocable, royalty free, sub-licensable right and license in the Territory under the CDXC Technology to develop, market, sell and distribute the Product solely to the extent necessary for the Joint Venture and its Subsidiaries to perform activities required to accomplish the JV Purpose and Business in accordance with this Agreement.
5.3    CDXC shall grant the Joint Venture a right of first offer to develop, market, sell and distribute CDXC’s proprietary products containingany ingredients or formulation(s) and any tangible items, which, at any time, incorporate in whole or in part CDXC Technology or any other Intellectual Property Right of CDXC in the Territory, other than nicotinamide riboside or any of its intermediates or coformers, (the “First Right”), the terms of the First Right shall be determined and agreed by the parties in the Shareholders Agreement of the Joint Venture;
5.4     No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement or any properly adopted ancillary agreement will be of any legal force or effect. No other license rights will be created by implication, estoppel or otherwise. Each Party reserves all rights not expressly granted to the other Party under this Agreement.

5.5    No Contest; Negative Publicity. The Joint Venture will not, and will cause the members of the Joint Venture to not, directly or indirectly, contest, challenge or attach CDXC’s right, title or interest in or to the CDXC Technology or any other Intellectual Property Rights of CDXC. The Joint Venture agrees that it and any other person acting on its behalf will not, directly or indirectly, engage in any conduct or practice that is disparaging to CDXC, the CDXC Technology or the Intellectual Property Rights of CDXC or otherwise portrays CDXC, the CDXC Technology or the Intellectual Property Rights of CDXC in a negative light. If the Joint Venture becomes aware that any member of the Joint Venture violates this Section 5.4, the Joint Venture will exercise all rights that it has to remove such member from the Joint Venture and redeem any interest such member has in the Joint Venture without reimbursement to such member and without recourse.
5.6Rights to Regulatory Approvals. CDXC will supply product samples, data and documentation needed by the Joint Venture for application of the Blue Hat Registration. Notwithstanding anything to the contrary in this Agreement, all regulatory approvals and applications therefor, obtained or completed in connection with the JV Purpose or related to the Product, including any related records (“Regulatory Approvals”) shall be owned by CDXC and held in the name of CDXC or its designee. In the event of termination of this Agreement or the Joint Venture, or any liquidation, dissolution, bankruptcy or similar proceeding or substantial abandonment of discontinuation of the active operations of the Joint Venture, then CDXC shall have the sole and exclusive right to continue maintaining the ownership rights to all such Regulatory Approvals.

5.7Confidentiality. The Parties must keep in confidence and must not disclose to any third party any information whatsoever which is received in connection with the negotiations, the execution or the implementation of the Joint Venture and which is of a technical, financial or business nature and concerns the composition, the manufacture, the application, the distribution or the service of Products, the sources of supply of raw material for products, information on customers or any details of the businesses of the Parties, but does not include information which the Parties hereto have lawfully received from third parties or which is in the public domain (the “Confidential Information”), except that a Party may make such disclosures as it may in its reasonable discretion determine necessary:
(a)to its professional advisers, auditors, bankers, financial advisers, financiers and Affiliates who need to know such Confidential Information upon those persons undertaking to keep any Confidential Information so disclosed;
(b)to exercise any rights arising out of this Agreement; or
(c)to comply with any applicable law or any requirement of any regulatory body (including any relevant stock exchange); provided that in the event that any Party reasonably believes that it is required to disclose any Confidential Information, such Party will (i) to the extent permissible, provide the other Party with prompt notice before such disclosure in order that other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) reasonably cooperate with the other Party, at the other Party’s expense, in attempting to obtain such order or assurance.
Upon request of the disclosing party, copies and embodiments of the disclosing party’s Confidential Information shall be promptly returned to the disclosing party by the receiving party. Upon expiration or termination of this Agreement for any reason, each party shall promptly return to the other party all Confidential Information of the other party in its possession, including all copies thereof, unless such copies are required to support existing customers under the terms of this Agreement or otherwise required by applicable law or such party’s documentation retention policies.

5.8Publicity. Before any information is released to the public concerning the Joint Venture, each Party will agree on the content of a joint press release or other forms of publicity. No Party will issue a press release regarding any matter related to the Joint Venture without the consent of the other Parties, unless otherwise required by applicable laws or regulations.
ARTICLE VI.
COVENANTS
6.1Restrictions on Transfer.
No Party shall be permitted to transfer, sell, pledge, or otherwise dispose of or give any person, except to its Affiliate(s), any rights in or over its equity interests in the Joint Venture, rights or assets held by the Joint Venture in any way without the express prior written consent of the other Parties. For the purpose of this Agreement, Crystal Lake, Pioneer Idea, their beneficial owners and their Affiliates shall be deemed as Affiliates to each others. Any attempt by a Party to transfer, sell, pledge, or otherwise dispose of or give any person any rights in or over its equity interests in the Joint Venture, rights or assets in violation of this Section 6.1 shall be void. Notwithstanding anything to the contrary contained in this Agreement, no consent shall be required for pledges of assets in connection with disclosed and consensual debt financing transactions of either Party. Standard drag along and tag along rights will be included in the definitive agreement.
6.2Non-Competition.
Each party agrees and acknowledges that so long as this Agreement remains binding on such party, neither CDXC, Crystal Lake, Pioneer Idea, Taikuk or any of their Affiliates shall engage in any transaction in the Territory which is competitive with the Business of the Joint Venture unless otherwise approved by the Board in accordance with Section 4.4(d). For the avoidance of doubt, nothing contained in this Agreement shall limit or prevent CDXC from performing its pre-existing obligations to third-parties, or limit CDXC’s ability to exercise its rights pursuant to its pre-existing engagements with third parties, in each case, as set forth in Annex III. For the avoidance of doubt, the restrictions set forth in this section shall not limit or restrict any of Crystal Lake, Pioneer Idea and their Affiliates from acquiring or holding any share capital in a company which engages in businesses which are or may be competitive with the Business of the Joint Venture. Compliance.
The Joint Venture shall maintain and implement policies and procedures reasonably designed to ensure compliance with Anticorruption Laws and U.S. Trade Controls, and shall, and shall procure that each Subsidiary shall, remain in full compliance with (i) all applicable laws and (ii) the CDXC Code of Conduct as in effect from time to time as set forth on CDXC’s website.
ARTICLE VII.
TERM AND TERMINATION
7.1Term.
This Joint Venture shall commence on the Closing and shall continue until the 20th anniversary of the Effective Date (“Term”) or until terminated in accordance with the Operating Agreements.
7.2Termination.
Each of CDXC, Crystal Lake and Pioneer Idea may terminate this Agreement at its sole discretion by written notice to the other Parties upon the occurrence of any of the following:

(a)any other Party materially breaches this Agreement, and such breach is not remedied within thirty (30) days of the non-breaching Party giving written notice of such breach to the breaching Party; provided, however, that Crystal Lake may not terminate due to a breach by Pioneer Idea, and Pioneer Idea may not terminate due to a breach by Crystal Lake;
(b)any other Party, or any person or entity with Control over any other Party, becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution only wherein any of which results in an inability of the subject Party to perform the functions of its business in their ordinary course, or ceases to carry on business or becomes unable to pay its debts as and when they become due and payable; provided, however, that, notwithstanding anything to the contrary contained herein, no right of termination shall exist due to the bankruptcy, insolvency, liquidation or dissolution of the investors of CDXC or the members of the CDXC board of directors or their Affiliates; or
(c)any other Party is not in compliance in all material respects with the requirements of all applicable laws; provided, however, that in lieu of terminating this Agreement under this Section 7.2(d), the complying Parties may elect to terminate such non-complying Party from the Joint Venture and such non-complying Party will forfeit any and all interest such non-complying Party has in the Joint Venture without any additional consideration therefor and without any further action by the Joint Venture.
7.3Termination by Mutual Agreement.
This Agreement may be terminated by the mutual written agreement of the voting Parties.
7.4Effect of Termination.
(a)Upon termination or expiration of this Agreement for any reason, the Parties agree that, pursuant to Section 5.6, no Party other than CDXC shall have any rights to any Regulatory Approvals.
(b)Upon termination or expiration of this Agreement for any reason, the Parties agree that the provisions of Article I and Sections 5.1, 5.2, 5.4, 7.3, 7.4, 8.1, 8.2, 8.4, 8.6 and 8.7 shall survive forever, and that Section 5.7 (Confidentiality) shall survive for a period of 5 years from the date of termination or expiration of this Agreement. A termination of this Agreement shall be without prejudice to any rights or obligations that shall have accrued or become due before the termination of this Agreement.
ARTICLE VIII.
MISCELLANEOUS
8.1Entire Agreement.
This Agreement together with any documents referred to herein or executed contemporaneously in connection with this Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes, cancels and replaces any other prior written or verbal understandings, agreements, representations and correspondence between the Parties.

8.2Notices.
All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be made in writing or electronically and shall be deemed to have been given (i) on the date of actual delivery, when personally delivered or transmitted by facsimile, or in the case of an internationally recognized courier service, (ii) on the 7th business day from the date of posting in the case of pre-paid first class post, special delivery or registered post, or (iii) on the date of receipt by email transmission.
8.3Amendment and Waiver.
Except as otherwise expressly provided in this Agreement, any provision of this Agreement or the annexes, schedules or exhibits may be amended or waived only in a writing signed by all of the Parties. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
8.4No Assignment.
Subject to Section 6.1, no Party may assign or transfer, or grant any security interest over, any of its rights and/or obligations under this Agreement without the prior written consent of the other Parties. Notwithstanding the above, (i) nothing contained in this Agreement shall limit or prevent any Party’s ability to assign, sell, or delegate to its Affilite its rights and obligations in any matter whatsoever, including this Agreement and CDXC’s interest in the Joint Venture, which it may determine in its sole discretion, and (ii) none of the following shall be considered an assignment of this Agreement or any Party’s interest in the Joint Venture: a change of control of such Party, a sale of or take private transaction of such Party, or the sale of all or substantially all of the assets of such Party.
8.5Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.6Governing Law.
This Agreement shall be construed, interpreted and governed by the laws of Hong Kong.
8.7Arbitration.
Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong and by the rules of arbitration governed by the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration panel shall consist of three arbitrators with Crystal Lake, Pioneer Idea and CDXC each having the right to appoint one arbitrator who shall then jointly appoint the third arbitrator, failing which the third arbitrator shall be appointed by the HKIAC. The arbitration proceedings shall be conducted in English.

8.8Successors and Assigns.
Except as otherwise provided herein, this Agreement is binding upon, and inures to the benefit of, the Parties and their respective permitted successors and assigns.
* * * *

IN WITNESS WHEREOF, the Parties have executed this Joint Venture Agreement on the day and year first above written.

Crystal Lake Developments Limited

By: /s/ Neil McGee
Name: Neil McGee
Its: Director

Pioneer Idea Holdings Limited

By: ./s/ Raymond Ng
Name: Raymond Ng
Its: Authorized Signatory

ChromaDex Corporation

By: /s/ Robert Fried
Name: Robert Fried
Its: Chief Executive Officer

Hong Kong Taikuk (China) Group Ltd.

By: /s/ Zheng Tian Yi
Name: Zheng Tian Yi
Its: Director